Exhibit 10.1
EXECUTION COPY

CREDIT AGREEMENT
among
FLOWERS FOODS, INC.,
VARIOUS LENDERS,
BANK OF AMERICA, N.A.,
COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEEN BANK,
B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH
and
BRANCH BANKING & TRUST COMPANY
as CO-DOCUMENTATION AGENTS,
SUNTRUST BANK,
as SYNDICATION AGENT,
and
DEUTSCHE BANK AG, NEW YORK BRANCH,
as ADMINISTRATIVE AGENT

Dated as of August 1, 2008

DEUTSCHE BANK SECURITIES INC.,
as SOLE LEAD ARRANGER and BOOKRUNNER

          CREDIT AGREEMENT, dated as of August 1, 2008, among FLOWERS FOODS, INC., a Georgia corporation (the “Borrower”), the Lenders party hereto from time to time, BANK OF AMERICA, N.A., COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEEN BANK, B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH and BRANCH BANKING & TRUST COMPANY, as co-documentation agents (in such capacity, collectively, the “Co-Documentation Agents” and each, a “Co-Documentation Agent”), SUNTRUST BANK, as syndication agent (in such capacity, the “Syndication Agent”), and DEUTSCHE BANK AG, NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) (all capitalized terms used herein and defined in Section 11 are used herein as therein defined).
W I T N E S S E T H:
     WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the term loan credit facility provided for herein;
          NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Amount and Terms of Credit.
          1.01 The Term Loan Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, on or after the Effective Date and on or before the Commitment Termination Date, a term loan or term loans (each a “Term Loan” and, collectively, the “ Term Loans”) to the Borrower, which Term Loans (i) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.10(b), the Term Loans made as part of each of the Initial Borrowing and the Delayed Borrowing shall initially be incurred and maintained as Base Rate Loans, (ii) shall be incurred pursuant to a maximum of two drawings (the first of which shall be, as further defined herein, the Initial Borrowing and the second of which shall be, as further defined herein, the Delayed Borrowing) on the Initial Borrowing Date and the Delayed -Draw Borrowing Date (which dates may be the same date), as applicable, (iii) shall be denominated in Dollars and (iv) shall not exceed (A) for any Lender, that amount which equals the Term Loan Commitment of such Lender as in effect on the date of such Borrowing (after giving effect to any termination thereof pursuant to Section 2.03(a) or (c), but before giving effect to the termination thereof on such date pursuant to Section 2.03(b)) and (B) for all Lenders, the Total Term Loan Commitment as in effect on the date of such Borrowing (after giving effect to any termination thereof pursuant to Section 2.03(a) or (c), but before giving effect to the termination thereof on such date pursuant to Section 2.03(b)). Once prepaid or repaid, Term Loans incurred hereunder may not be reborrowed.
          1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of Term Loans comprising the Initial Borrowing shall equal or exceed $50,000,000. The aggregate principal amount of Term Loans comprising the Delayed Borrowing shall equal or exceed an amount equal to $100,000,000 (so long as the aggregate amount of Borrowings does not exceed the Total Term Loan Commitment), less the aggregate principal amount of the Term Loans comprising the Initial Borrowing. The aggregate principal amount of each Borrowing of Term

Loans (other than the Initial Borrowing and the Delayed Borrowing) shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight Borrowings of Eurodollar Loans in the aggregate. Notwithstanding anything to the contrary in this Agreement, the aggregate amount of outstanding Term Loans and unused Term Loan Commitments shall never exceed the Total Term Loan Commitment.
          1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur Term Loans hereunder, an Authorized Representative of the Borrower shall give the Administrative Agent at the Notice Office prior written notice (or telephonic notice promptly confirmed in writing) not later than 10:00 A.M. (New York time) on the date of each Base Rate Loan incurred hereunder, and not later than 11:00 A.M. (New York time) on the third Business Day prior to each Eurodollar Loan incurred hereunder. Each such written notice or written confirmation of telephonic notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by an Authorized Representative of the Borrower in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Term Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Term Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto and (iv) the Acquisition or Acquisitions to be consummated or reimbursed with the proceeds of such Term Loans. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of the Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing, conversion or prepayment of Term Loans, the Administrative Agent, may act without liability upon the basis of telephonic notice of such Borrowing, conversion or prepayment, as the case may be, believed by the Administrative Agent, in good faith to be from an Authorized Representative of the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing, conversion or prepayment of Term Loans, as the case may be, absent manifest error.
          1.04 Disbursement of Funds. No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (or in the case of Term Loans to be maintained as Base Rate Loans, no later than 2:00 P.M. (New York time) (or, in the case of a Notice of Borrowing received by the Administrative Agent at least one Business Day prior to such specified date, 12:00 P.M. (New York time)) on the date specified in the respective Notice of Borrowing), each Lender will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders ((x) for Term Loans other than Term Loans maintained as Base Rate Loans, prior to 1:00 P.M. (New York time) on such day, to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day and (y) for Term Loans maintained as Base Rate Loans, prior to 3:00 P.M. (New York time) (or, in the case of a Notice of Borrowing received by the Administrative Agent at least one Business Day prior to the date specified in such Notice of Borrowing, 1:00 P.M. (New York time)) on such day, to the extent of funds actually received by the Administrative Agent prior to 2:00 P.M. (New York time) (or, in the case of a Notice of Borrowing received by the Administrative Agent at least one Business Day prior to the date specified in such Notice of Borrowing, 12:00 P.M. (New York time)) on such day). Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower to immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.
          1.05 Term Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.17 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B (each a “Term Note” and, collectively, the “Term Notes”).
          (b) The Term Note issued to each Lender shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Effective Date (or, if issued to an Eligible Transferee after the Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loan Commitment of such Lender and be payable in the principal amount of the outstanding Term Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 3.01 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (c) Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to the transfer of its Term Note will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Term Loans.
          (d) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Term Notes shall only be delivered to Lenders which at any time (or from time to time) specifically request the delivery of such Term Notes. No failure of any Lender to request or obtain a Term Note evidencing its Term Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Term Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Term Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time when any Lender requests the delivery of a Term Note to evidence any of its Term Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Term Note or Term Notes in the appropriate amount or amounts to evidence such Term Loans.
          1.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made pursuant to one or more Borrowings of one or more Types of Term Loans into a Borrowing of another Type of Term Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Term Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders specifically otherwise agree in writing, Base Rate Loans may only be converted into Eurodollar Loans if no Specified Default or Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least three Business Days’ prior notice (each a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Term Loans to be so converted, the Borrowing or Borrowings pursuant to which such Term Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion.
          1.07 Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder and that each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.
          1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of

(i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate as in effect from time to time.
          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.
          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Term Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Term Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Base Rate Loans from time to time. Interest that accrues under this Section 1.08(c) shall be payable on demand.
          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan (x) quarterly in arrears on each Quarterly Payment Date, (y) on the case of a repayment in full of all outstanding Base Rate Loans, on the date of such repayment or prepayment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (y) on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
          1.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by having an Authorized Representative of the Borrower give the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period, provided that, in each case:

     (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;
     (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
     (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
     (v) unless otherwise agreed in writing by the Required Lenders, no Interest Period may be selected at any time when any Specified Default or any Event of Default is then in existence;
     (vi) no Interest Period in respect of any Borrowing of Eurodollar Loans shall be selected which extends beyond the Maturity Date; and
     (vii) the selection of Interest Periods shall be subject to the provisions of Section 1.02.
          If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.
          1.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
     (i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Term Loans or the Term Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender, or any franchise tax based on the net income or profits of such Lender, in either case pursuant to the laws of the United States of Americas, the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 3.04(a), or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law. Each of the Administrative Agent and each Lender agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a

Lender, the obligations of such Lender to make Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans on the terms and conditions contained herein shall be reinstated.
          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan at the end of the then current Interest Period or at such earlier date as may be required to eliminate such circumstance or to comply with applicable law, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).
          (c) If any Lender determines that after the Effective Date the introduction or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Term Loan Commitment hereunder or its Term Loans or obligations hereunder, then the Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts.
          1.11 Compensation. The Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to

Sections 1.13, 3.01, 3.02, 13.12(b) or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Term Note held by such Lender or (y) any election made pursuant to Section 1.10(b).
          1.12 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), or Section 3.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.10 and 3.04.
          1.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Term Loans, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 3.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) as provided in Section 13.12(b) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z) will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Term Loan Commitments and outstanding Term Loans of, and shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Term Loans of the Replaced Lender, (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.01 and (ii) all Obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Term Note executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 3.04, 13.01 and 13.06), which shall survive as to such Replaced Lender.
          SECTION 2. Facility Fee; Other Fees; Reductions of Term Loan Commitment.
          2.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a facility fee (the “Facility Fee”) for the account of such Non-Defaulting Lenders for the period from the Effective Date to but excluding the Commitment Termination Date, computed at a rate per annum equal to 0.175% on the unused Term Loan Commitment of such Non-Defaulting Lender (as in effect from time to time). Accrued Facility Fees shall be due and payable monthly in arrears on each monthly anniversary of the Effective Date and on the Commitment Termination Date.
          (b) The Borrower agrees to pay to the Administrative Agent, such fees as may be agreed to in writing from time to time by the Borrower and the Administrative Agent and/or the Lead Arranger.
          2.02 Optional Term Loan Commitment Reductions and Terminations. (a) Upon at least three Business Days’ prior notice from an Authorized Representative of the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or partially reduce the Total Term Loan Commitment; provided that (x) any partial reduction pursuant to this Section 2.02(a) shall be in an amount of at least $5,000,000 or, if greater, in integral multiples of $1,000,000 and (y) at no time before the Commitment Termination Date shall the sum of the aggregate amount of Term Loans incurred under the Initial Borrowing and the Delayed-Draw Borrowing and the unused Total Term Loan Commitment be less than $100,000,000. Each such reduction shall apply proportionately to permanently reduce the Term Loan Commitment of each Lender.
          (b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Term Loan Commitments of such Lender, so long as all Term Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 3.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 3.04, 13.01 and 13.06), which shall survive as to such repaid Lender.
          2.03 Mandatory Adjustments of Term Loan Commitments, etc. (a) The Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Commitment Termination Date (after giving effect to any incurrence of Term Loans on such date).
          (b) The Total Term Loan Commitment shall be reduced on each of the dates on which the Initial Borrowing or the Delayed Borrowing occurs (after giving effect to the Borrowings on such date) in an amount equal to the aggregate principal amount of the Term Loans incurred on such dates.
          (c) [Intentionally Omitted].
          (d) Each reduction of the Total Term Loan Commitment and/or the Total Term Loan Commitment pursuant to this Section 2.03 shall be applied proportionately to reduce the Term Loan Commitment (after giving effect to such reduction), of each Lender with such a Commitment.
          SECTION 3. Prepayments; Payments; Taxes.
          3.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Term Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) an Authorized Representative of the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of the Borrower’s intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of their intent to prepay Eurodollar Loans, the amount of such prepayment and the Type of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Term Loans were made, which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 , provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans, provided that at the Borrowers’ election in connection with any prepayment of Term Loans pursuant to this Section 3.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to the prepayment of Term Loans of a Defaulting Lender; and (iv) each prepayment of Term Loans pursuant to this Section 3.01(a) shall be applied (x) to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amounts of each such Scheduled Repayment after giving effect to all prior reductions thereto) or (y) at the option of the Borrower, (1) first, to reduce in direct order of maturity the Scheduled Repayments which are due and payable within 12 months from the date of such prepayment, and (2) second, to the extent in excess of the amounts required to be applied in respect of Term Loans pursuant to preceding sub-clause (1), to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).

          (b) In the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice by an Authorized Representative of the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Term Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (A) the Term Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 2.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained.
          3.02 Mandatory Repayments. (a) In addition to any other mandatory repayments pursuant to this Section 3.02, on each date set forth below (each an “Scheduled Repayment Date”), the Borrower shall be required to repay that aggregate principal amount of Term Loans as is equal to the aggregate principal amount of Term Loans outstanding on such date multiplied by the percentage set forth below opposite such date (each such repayment, a “Scheduled Repayment”):

Scheduled Repayment Date	Amount
December 31, 2008	2.50%
March 31, 2009	2.50%
June 30, 2009	2.50%
September 30, 2009	2.50%
December 31, 2009	2.50%
March 31, 2010	2.50%
June 30, 2010	2.50%
September 30, 2010	2.50%
December 31, 2010	3.75%
March 31, 2011	3.75%
June 30, 2011	3.75%
September 30, 2011	3.75%
December 30, 2011	5.00%

Scheduled Repayment Date	Amount
March 30, 2012	5.00%
June 29, 2012	5.00%
September 28, 2012	5.00%
December 31, 2012	11.25%
March 28, 2013	11.25%
June 28, 2013	11.25%
Maturity Date	11.25% or such other amount outstanding at such time
          (b) In addition to any other mandatory repayments required pursuant to this Section 3.02, all then outstanding Term Loans shall be repaid in full on the Maturity Date.
          3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Term Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Term Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
          3.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any Term Note will be made without setoff, counterclaim or other defense. Except as provided in Section 3.04(b), 13.04, 13.14 or 13.15, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) (all such non-excluded Taxes being referred to collectively as “Withholding Taxes”). If any Withholding Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Withholding Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Credit Document or under any Term Note, after withholding or deduction for or on account of any Withholding Taxes, will not be less than the amount provided for herein or in such Credit Document or in such Term Note. If any amounts are payable in respect of Withholding Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Withholding Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Withholding Taxes so levied or imposed and paid by such Lender.
          (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Term Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN (with respect to complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 3.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Term Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 3.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Term Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 3.04(b). Notwithstanding anything to the contrary contained in Section 3.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 3.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms described above in this Section 3.04(b) (if applicable) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 3.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.
          (c) If the Borrower pays any additional amount under this Section 3.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 3.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 3.04 without any exclusions or defenses; (iii) nothing in this Section 3.04(c) shall require the Lender to disclose any confidential information to the Borrower; and (iv) no Lender shall be required to pay any amounts pursuant to this Section 3.04(c) at any time during which a Default or Event of Default exists.
          SECTION 4. Conditions Precedent to the Effective Date. The occurrence of the Effective Date pursuant to Section 13.10, is subject to the satisfaction of the following conditions:
          4.01 Execution of Agreement; Term Notes. On or prior to the Effective Date (i) this Agreement shall have been executed and delivered as provided in Section 13 and (ii) there shall have been delivered to the Administrative Agent, for the account of each Lender that has requested same, the appropriate Term Note executed by the Borrower, in the amount, maturity and as otherwise provided herein.
          4.02 Officers’ Certificate. On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by an Authorized Representative, stating that all conditions in Sections 4.06, 4.07, 4.08, 4.11 and, to the extent that any Credit Event occurs on such date, 5.02 have been satisfied on such date.
          4.03 Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received (in addition to any opinions from Borrower’s or its Subsidiaries’ counsel required pursuant to Section 6 hereof) (i) from Jones, Day, counsel to the Credit Parties (but not including any of the Acquired Credit Parties, except to the extent required pursuant to Section 6), an opinion addressed to the Agents and each of the Lenders and dated the Effective Date, covering the matters set forth in Exhibit E-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request (other than the Acquisitions), and (ii) from Stephen R. Avera, general counsel to the Credit Parties (but not including any of the Acquired Credit Parties, except to the extent required pursuant to Section 6), an opinion addressed to the Agent and each of the Lenders and dated the Effective Date, covering matters set forth in Exhibit E-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request (other than the Acquisitions).
          4.04 Corporate Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date, signed by an Authorized Representative of each Credit Party and attested to by another Authorized Representative of such Credit Party in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.
          (b) All corporate, partnership, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including governmental approvals, good standing certificates of a recent date and bring-down telegrams (but not including good standings of foreign jurisdiction for Borrower or any of Borrower’s Subsidiaries), such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
          4.05 Guaranties. On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered a Subsidiaries Guaranty in the form of Exhibit G (as amended, restated, modified, and/or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.
          4.06 Outstanding Indebtedness; Preferred Stock. On the Effective Date, the Borrower and its Subsidiaries shall have no outstanding Indebtedness which has a principal balance of $2,000,000 or more or issued and outstanding Preferred Stock other than (i) Indebtedness pursuant to this Agreement, and (ii) the Scheduled Existing Indebtedness (including Indebtedness under the Existing Revolving Credit Agreement) identified in Schedule VI hereto, with no defaults, events of default, breaches, required repayments, required offer to purchase or termination rights existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby. On and as of the Effective Date, the Administrative Agent shall be reasonably satisfied with the amount of and the terms and conditions of all Scheduled Existing Indebtedness (with it being agreed that the Administrative Agent is, as of the Effective Date, satisfied with the amount and terms and conditions of the Existing Revolving Credit Agreement).
          4.07 Adverse Change; Approvals, etc. (a) On the Effective Date, nothing shall have occurred (and neither the Administrative Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known (except information that (i) is readily available to the public at large, (ii) is of a specific nature regarding the Borrower’s industry, and (iii) does not have an unreasonably disproportionate effect on the Borrower)) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          (b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction, the transactions contemplated by this Agreement and the other Credit Documents (other than the Acquisitions) and otherwise referred to herein or therein (other than the Acquisitions) shall have been obtained and remain in effect. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of any Term Loan or the consummation of the Transaction or the transactions contemplated by the Credit Documents (other than the Acquisitions).
          4.08 Litigation. On the Effective Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction, this Agreement or any other Credit Document or any other documentation executed in connection herewith and therewith or the transactions contemplated hereby and thereby, or which the Administrative Agent or the Required Lenders shall determine had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          4.09 [Intentionally Omitted].
          4.10 Solvency Certificate; Leverage Ratio Certificate. On or before the Effective Date, the Administrative Agent shall have received (and be reasonably satisfied with)
     (a) a solvency certificate from the chief financial officer or treasurer of the Borrower, in the form of Exhibit H, which shall be addressed to the Agents and the Lenders and dated the Effective Date, setting forth the conclusions that, after giving effect to the Transaction and the incurrence of all of the financings contemplated hereby, each of the Borrower and the Borrower and its Subsidiaries taken as a whole, is or are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, will not be left with unreasonably small capital with which to engage in its or their business and will not have incurred debts beyond its or their ability to pay such debts as they mature, and
     (b) a certificate from the chief financial officer or treasurer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent, which shall be addressed to the Agents and the Lenders and dated the Effective Date, setting forth the Leverage Ratio as of the Effective Date together with such calculations as are reasonably required by the Administrative Agent in support thereof.
          4.11 Fees, etc. On the Effective Date, all reasonable costs, fees and expenses (including, without limitation, legal fees and expenses) payable under the terms of this Agreement (or any letter or other agreement with the Agents) to the Agents and the Lenders shall have been paid to the extent due.
          SECTION 5. Conditions Precedent to All Credit Events. The obligation of each Lender to make the Term Loans comprising the Initial Borrowing on the Initial Borrowing Date and the Term Loans comprising the Delayed Borrowing on the Delayed-Draw Borrowing Date, as applicable, is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:
          5.01 Effective Date. The Effective Date shall have occurred.
          5.02 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist (x) no Default or Event of Default or (y) no Default or Event of Default under and as defined in the Existing Revolving Credit Agreement and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          5.03 Notice of Borrowing. Prior to each Credit Event, the Administrative Agent shall have received the notice required by Section 1.03(a). The acceptance of the benefit of each Credit Event shall constitute a representation and warranty by the Borrower to the Agents and each of the Lenders that all the conditions specified in Section 4 (with respect to Credit Events on the Effective Date and in this Section 5 and the conditions specified in Section 6 (to the extent applicable to such Credit Event) have been satisfied as of that time. All of the Term Notes, certificates, legal opinions and other documents and papers referred to in this Section 5 or in Section 4 and 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Term Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
          SECTION 6. Conditions Precedent to Each Borrowing Date. The obligations of the Lenders to make the Term Loans comprising the Initial Borrowing on the Initial Borrowing

Date and to make the Term Loans comprising the Delayed Borrowing on the Delayed-Draw Borrowing Date are subject to the satisfaction of each of the following conditions (solely in connection with the respective Acquisition or Acquisitions consummated prior to or on the date of such Borrowing Date in respect of which the proceeds of the Term Loans incurred on such Borrowing Date will be utilized in accordance with Section 7.08) at such time:
          6.01 Consummation of the Acquisitions; etc. (a) On or prior to such Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies of the Acquisition Documents in respect of the applicable Acquisition, all of which Acquisition Documents shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders and in full force and effect. The Acquisition Documents shall not have been amended in any material respect unless such amendment is approved by the Administrative Agent in its reasonable discretion (which approval shall not be unreasonably withheld or delayed).
     (b) In respect of a Borrowing Date occurring in connection with the Target S Acquisition, on or prior to such Borrowing Date (i) all material conditions precedent to the effectiveness and consummation of the Target S Acquisition which are set forth in the applicable Acquisition Documents shall have been satisfied or waived, but for the payment of the cash purchase price and payments to be made to repay the Indebtedness to be Refinanced in connection with the Target S Acquisition (provided, however, that any waiver of any material condition precedent shall be subject to Administrative Agent’s consent, which consent will not be unreasonably withheld or delayed), (ii) the Administrative Agent shall be satisfied that, (x) prior to or concurrently with the funding of the initial Term Loans corresponding to the Total Acquisition Cost of the Target S Acquisition, together with any Term Loan Financing Costs related thereto (whether directly or pursuant to a Reimbursement Draw), the Target S Acquisition was or will be consummated in all material respects in accordance with all applicable laws (including, without limitation, the HSR Act and any approvals required thereunder) (y) Flowers Baking Co. of Florida, LLC, is, or immediately following the Seller’s receipt of the cash purchase price, will be, the owner of all of the issued and outstanding stock of Target S, and (iii) nothing shall have occurred (and neither the Administrative Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known (except information that (i) is readily available to the public at large, (ii) is of a specific nature regarding the industry of Target S, and (iii) does not have an unreasonably disproportionate effect on the Target S)) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, either individually or in the aggregate, a Target S Material Adverse Effect.
     (c) In respect of a Borrowing Date occurring in connection with the Target H Acquisition, on or prior to such Borrowing Date (i) all material conditions precedent to the effectiveness and consummation of the Target H Acquisition which are set forth in the applicable Acquisition Documents shall have been satisfied or waived, but for the payment of the cash purchase price and payments to be made to repay the Indebtedness to be Refinanced in connection with the Target H Acquisition (provided, however, that any waiver of any material condition precedent shall be subject to Administrative Agent’s consent, which consent will not be unreasonably withheld or delayed), (ii) the Administrative Agent shall be satisfied that, (x) prior to or concurrently with the funding of the initial Term Loans corresponding to the Total Acquisition Cost of the Target H Acquisition, together with any Term Loan Financing Costs related thereto (whether directly or pursuant to a Reimbursement Draw), the Target H Acquisition was or will be consummated in all material respects in accordance with all applicable laws (including, without limitation, the HSR Act and any approvals required thereunder) and (y) Peachtree Acquisition Co., LLC, is, or immediately following the Seller’s receipt of the cash purchase price, will be, the owner of all of the issued and outstanding stock of Target H and (iii) nothing shall have occurred (and neither the Administrative Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known (except information that (i) is readily available to the public at large, (ii) is of a specific nature regarding the industry of Target H, and (iii) does not have an unreasonably disproportionate effect on the Target H)) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, either individually or in the aggregate, a Target H Material Adverse Effect.
          6.02 Refinancing; Outstanding Indebtedness; Preferred Stock. (a) On such Borrowing Date, all Indebtedness to be Refinanced in respect of the applicable Acquired Business shall have been or, substantially simultaneously with the incurrence of the Term Loans on such Borrowing Date, shall be repaid in full and all commitments in respect thereof shall have been terminated and all Liens and guaranties given by the applicable Acquired Business in connection therewith shall have been terminated (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained) to the reasonable satisfaction of the Administrative Agent. The Administrative Agent shall have received satisfactory evidence (including satisfactory pay-off letters and UCC-3 Termination Statements or the authority in an authenticated record to file such UCC-3 Termination Statements) that the matters set forth in the immediately preceding sentence have been satisfied as of such Borrowing Date.
               (b) On such Borrowing Date, the applicable Acquired Business shall have no outstanding Indebtedness which has a principal balance of $2,000,000 or more or issued and outstanding Preferred Stock other than (i) Indebtedness pursuant to this Agreement and (ii) Indebtedness permitted under Section 9.05 of this Agreement, with no defaults, events of default, breaches, required repayments, required offer to purchase or termination rights existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby. On and as of such Borrowing Date, the Administrative Agent shall be reasonably satisfied with the amount of and the terms and conditions of all Indebtedness (with it being agreed that the Administrative Agent is, as of such Borrowing Date, satisfied with the amount and terms and conditions of the Existing Revolving Credit Agreement).
          6.03 Officer’s Certificate. On such Borrowing Date, the Administrative Agent shall have received a certificate from the Borrower, dated such Borrowing Date, and signed on behalf of the Borrower by an Authorized Representative, stating that all conditions in Sections 5.02, 6.07 and 6.08 (other than such conditions that are subject to the satisfaction or reasonable determination of the Administrative Agent and/or the Required Lenders) have been satisfied on such date.
          6.04 Opinions of Counsel. On such Borrowing Date, the Administrative Agent shall have received (i) if such Borrowing Date relates to the Target S Acquisition, from Jones Day, counsel to the Credit Parties, an opinion addressed to the Agents and each of the Lenders and dated such Borrowing Date covering the substantially same matters in respect of the applicable Acquired Credit Parties as those set forth in Exhibit E-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (ii) if such Borrowing Date relates to the Target H Acquisition from a special Arizona counsel of the Credit Parties reasonably satisfactory to the Administrative Agent, opinions addressed to the Agent and each of the lenders and dated such Borrowing Date covering the substantially same matters in respect of the applicable Acquired Business as those set forth in Exhibit E-3 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
          6.05 Corporate Documents; Proceedings; etc. (a) On such Borrowing Date, the Administrative Agent shall have received a certificate, dated such Borrowing Date, signed by an Authorized Representative of each Acquired Credit Party, and attested to by another Authorized Representative of such Acquired Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of such Acquired Credit Party, and the resolutions of such Acquired Credit Party referred to in such certificate, and the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.
               (b) All corporate, partnership, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
          6.06 Guaranties. On or prior to such Borrowing Date, each Acquired Credit Party acquired on or prior to the applicable Borrowing Date shall have duly authorized, executed and delivered a counterpart of (or, if requested by the Administrative Agent, an assumption agreement or a Joinder Agreement in respect of) the Subsidiaries Guaranty, and the Subsidiaries Guaranty shall be in full force and effect.
          6.07 Adverse Change; Governmental Approvals; etc. (a) On or prior to such Borrowing Date, nothing shall have occurred (and neither the Administrative Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known (except information that (i) is readily available to the public at large, (ii) is of a specific nature regarding the Company’s and the applicable Acquired Business’s industry and (iii) does not have an unreasonably disproportionate effect on the Company or the applicable Acquired Business being acquired on such Borrowing Date) (x) which has had or could reasonably be expected to have or (y) which the Administrative Agent or the Required Lenders shall have reasonably determined has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
               (b) On or prior to such Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the

Acquisitions consummated on or prior to such Borrowing Date, the transactions contemplated by the Credit Documents (other than any Acquisition that has not yet been consummated) and otherwise referred to herein (other than any Acquisition that has not yet been consummated) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Credit Documents. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of any Term Loan or the consummation of the transactions contemplated by the Credit Documents.
          6.08 Litigation. On such Borrowing Date, no litigation by any entity (private or governmental) shall be pending or threatened in writing with respect to this Agreement, any other Credit Document or any other documentation executed in connection herewith and therewith or the transactions contemplated hereby and thereby, or which the Administrative Agent shall have reasonably determined has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          6.09 Solvency Certificate; Leverage Ratio Certificate. On or prior to such Borrowing Date, the Administrative Agent shall have received (and be reasonably satisfied with):
     (a) a solvency certificate from the chief financial officer or treasurer of the Borrower, in the form of Exhibit H, which shall be addressed to the Agents and the Lenders and dated such Borrowing Date, setting forth the conclusions that, after giving effect to the applicable Acquisition and the incurrence of all of the financings contemplated thereby, each of the Borrower and the Borrower and its Subsidiaries taken as a whole, is or are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, will not be left with unreasonably small capital with which to engage in its or their business and will not have incurred debts beyond its or their ability to pay such debts as they mature; and
     (b) a certificate from the chief financial officer or treasurer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent, which shall be addressed to the Agents and the Lenders and dated such Borrowing Date, setting forth the Leverage Ratio as of such Borrowing Date together with such calculations as are reasonably required by the Administrative Agent in support thereof.
          6.10 [Intentionally Omitted].
          SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Term Loans comprising the Initial Borrowing and the Delayed Borrowing as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the occurrence of the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Term Notes and the making of the Initial Borrowing and the Delayed Borrowing, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):
          7.01 Corporate Status. The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization or formation, (ii) has the corporate, limited liability company or partnership power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications, except for failures to be so qualified that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect.
          7.02 Corporate Power and Authority. Each Credit Party has the corporate, limited liability company or partnership power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, limited liability company or partnership action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the material properties or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate or Articles of Incorporation or By-Laws (or equivalent organizational documents) of the Borrower or any of its Subsidiaries.
          7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit

Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.
          7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) (i) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower ended on April 19, 2008, and the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such fiscal quarter of the Borrower, copies of which have been furnished to the Lenders prior to the Effective Date, in each case, present fairly in all material respects the financial condition of the Borrower and its Subsidiaries, at the date of such balance sheets and the results of the operations of the Borrower and its Subsidiaries for the periods covered thereby. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied (except, in the case of the aforementioned unaudited financial statements, for normal year-end audit adjustments and the absence of footnotes).
          (ii) The audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ending December 29, 2007, and the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such fiscal year of the Borrower, copies of which have been furnished to the Lenders prior to the Effective Date, in each case, present fairly in all material respects the financial condition of the Borrower and its Subsidiaries at the date of such balance sheets and the results of the operations of the Borrower and its Subsidiaries for the period covered thereby. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied.
     (b) (i) The projected consolidated balance sheet of the Borrower and its Subsidiaries for the period ending on or about December 31, 2008, and the immediately following four fiscal years (in each case, after giving effect to the Transaction), and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year of the Borrower (in each case, after giving effect to the Transaction), copies of which have been furnished to the Administrative Agent prior to the Effective Date have been prepared in good faith based upon reasonable assumptions at the time made (it being recognized that such projections are not viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material), (ii) the audited consolidated balance sheet of each Acquired Business and the related consolidated statements of income, cash flows and shareholders’ equity for each Acquired Business for the three fiscal years of such Acquired Business ended prior to the Effective Date furnished to the Administrative Agent prior to the Effective Date, present fairly in all material respects the financial condition of the applicable Acquired Business at the date of such balance sheets and the results of the operations of the applicable Acquired Business for the periods covered thereby and (iii) the unaudited consolidated balance sheet of each Acquired Business and the related consolidated statements of income, cash flows and shareholders’ equity for each Acquired Business for the fiscal quarter of such Acquired Business ended on or about March 31, 2008 furnished to the Administrative Agent no later than two (2) weeks following the Effective Date, present a good faith estimate of the consolidated financial position of each Acquired Business as of such date. All of the foregoing financial statements have been (or when delivered will have been) (but not including the projections described in the foregoing clause (i) have been prepared in accordance with generally accepted accounting principles and practices consistently applied (except, in the case of the aforementioned unaudited financial statements, for normal year-end audit adjustments and the absence of footnotes).
          (c) Since December 31, 2007, there has been no condition or circumstance that, individually or in the aggregate with such other conditions or circumstances, has had, or could reasonably be expected to have, a Material Adverse Effect.
          (d) On the date of each Credit Event, on a pro forma basis after giving effect to the Transaction and all other each Transaction consummated on or before (or contemporaneously with) the occurrence of such Credit Event and to all Indebtedness (including the Term Loans made on such date) being incurred or assumed by Borrower or its Subsidiaries in connection with each such Transaction, with respect to each of the Borrower and the Borrower and its Subsidiaries, taken as a whole, (x) the sum of its or their assets (including goodwill), at a fair valuation, will exceed its or their debts; (y) it or they have not incurred and do not intend to incur, nor believe that it or they will incur, debts beyond its or their ability to pay such debts as such debts mature; and (z) it or they will have sufficient capital with which to conduct its or their business. For purposes of this Section 7.05(d), “debt” means any liability on a claim and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
          (e) Except as fully disclosed in the financial statements referred to in Section 7.05(a) or created by the Transactions, there were, as of the Effective Date, no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which would, under generally accepted accounting principles, be required to be disclosed on consolidated financial statements (or footnotes thereto) of the Borrower and its Subsidiaries if same had been prepared as of the Effective Date. In addition, as of the Effective Date, there are no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever not required to be disclosed in such financial statements in accordance with generally accepted accounting principles that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.
          7.06 Litigation. There are no actions, suits or proceedings pending or threatened in writing (i) with respect to any Credit Document or (ii) that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
          7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Agent or any Lender (including, without limitation, all factual information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at the time such information was provided.
          7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans will be used by the Borrower or any one or more of its Subsidiaries solely to finance all or portion of the Total Acquisition Cost of each Acquisition (whether directly or pursuant to a Reimbursement Draw) and to pay any other fees and expenses incurred in connection with the Transaction, including, without limitation, the Term Loan Financing Costs, or any portion thereof.
          (b) Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of the Margin Regulations. At the time of each Credit Event and after giving effect thereto (including after giving effect to the application of proceeds therefrom), no more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, constitutes Margin Stock.
          7.09 Tax Returns and Payments. The Borrower and each of its Subsidiaries has timely filed or caused to be timely filed, on the due dates thereof or within applicable grace periods, with the appropriate taxing authority, all Federal, state, foreign and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and its Subsidiaries. Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no action, suit, proceeding, investigation, audit, or claim now pending or threatened in writing by any authority regarding any material taxes relating to the Borrower or its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.
          7.10 Compliance with ERISA. (a) Each Plan is in compliance in all material respects with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; to the knowledge of the Borrower, no Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $100,000,000; no Plan has an accumulated or waived funding deficiency, or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither the Borrower nor any of its respective Subsidiaries nor any ERISA Affiliate has incurred any liability to or on account of a Plan and/or a Multiemployer Plan pursuant to Section 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA in excess of $10,000,000 in the aggregate for all such liabilities; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened in writing; no condition exists which presents a risk to the Borrower or any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of a Plan and/or a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, its Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event, could not reasonably be expected to have a Material Adverse Effect.
          (b) Each Foreign Pension Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
          7.11 Properties. The Borrower and each of its Subsidiaries has good and valid title to all properties owned by them, including all property reflected in the balance sheets referred to in Sections 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or otherwise as permitted hereunder), free and clear of all Liens other than Permitted Liens.
          7.12 Subsidiaries. As of the Effective Date (i) Schedule IV sets forth the correct legal name of each Subsidiary of the Borrower, the direct and indirect (if any) owner of each such Subsidiary and whether each such Subsidiary is a Wholly-Owned Domestic Subsidiary, and (ii) the Borrower has no Subsidiaries other than those Subsidiaries listed on such Schedule IV.
          7.13 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          7.14 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          7.15 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.16 Environmental Matters. Except to the extent that any matter described below in this Section 7.16, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits required under such Environmental Laws; (ii) there are no Environmental Claims pending or threatened in writing against the Borrower or any of its Subsidiaries or any Real Property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries; and (iii) there are no facts, circumstances, or conditions relating to the past or present business or operations of the Borrower or any of its Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property at any time owned, leased, operated or occupied by the Borrower or any of its Subsidiaries that, to the knowledge of the Borrower, could reasonably be expected to (A) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such currently owned Real Property, or (B) to cause any such currently owned Real Property to be subject to any restriction on the ownership, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Laws.
          7.17 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or threatened in writing against any of them, before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or threatened in writing against the Borrower or any of its Subsidiaries and (iii) to the knowledge of the Borrower after due inquiry, no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as have not had, and could not reasonably be expected to have, a Material Adverse Effect.
          7.18 Patents, Licenses, Franchises and Formulas. The Borrower and its Subsidiaries own or have valid licenses to use all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and have obtained assignments of all leases and other rights of whatever nature, reasonably necessary for the present conduct of their business, without any known conflict with the rights of others except for such failures and conflicts which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          7.19 Scheduled Existing Indebtedness, etc. Schedule VI sets forth a true and complete list of all Indebtedness of the Borrower and each of its Subsidiaries (excluding the Term Loans) which has a principal balance of $2,000,000 or more as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (the “Scheduled Existing Indebtedness”), in each case, showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guaranteed such debt and describing any security therefor.

          SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Term Loan Commitment has terminated and the Term Loans, Term Notes, Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in cash in full:
          8.01 Information Covenants. The Borrower will furnish to each Lender:
          (a) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three fiscal quarters in each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Subsidiaries, in each case, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and consolidated statements of cash flows, in each case for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case, setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the chief financial officer of the Borrower, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods (it being understood and agreed that the delivery of such management’s discussion and analysis as contained in the Borrower’s quarterly report on Form 10-Q shall satisfy the requirement contained in this clause (ii)).
          (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Subsidiaries, in each case, as of the end of such fiscal year and the related consolidated statements of income and retained earnings and consolidated statements of cash flows, in each case for such fiscal year setting forth comparative figures for the preceding fiscal year and certified (x) in the case of such consolidated financial statements, by PricewaterhouseCoopers LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and (y) in the case of such financial statements, by the chief financial officer of the Borrower together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing as a result of a violation of any of Sections 9.01(xii), 9.02(b), 9.02(c), 9.04, 9.05, 9.07, and/or 9.08 or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year (it being understood and agreed that the delivery of such management’s discussion and analysis as contained in the Borrower’s annual report on Form 10-K shall satisfy the requirement contained in this clause (ii)).
          (c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 8.01(a) and (b), a certificate of an Authorized Representative of the Borrower in the form of Exhibit J to the effect that, (i) to the best of such Authorized Representative’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 9.01(xii), 9.07 and 9.08 at the end of such fiscal quarter or year, as the case may be and (ii) there have been no changes since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(c)(ii), to Schedule IV to this Agreement or, if there have been any such changes, a list in reasonable detail of such changes and a certification that the Borrower and its Subsidiaries have taken all action required by Sections 8.10 with respect to any new Subsidiaries.
          (d) Notice of Default or Litigation. Promptly, and in any event within three Business Days (or five Business Days in the case of following clause (ii)) after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, or (ii) any litigation or governmental investigation or proceeding pending or threatened in writing (x) against the Borrower or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document.
          (e) Environmental Matters. Promptly upon, and in any event within ten Business Days after, the Borrower obtains knowledge thereof, notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:
      (i) any Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any Real Property owned or operated or occupied by the Borrower or any of its Subsidiaries;
      (ii) any condition or occurrence on or arising from any Real Property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;
      (iii) any condition or occurrence on any Real Property owned or operated or occupied by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or such Subsidiary of such Real Property under any Environmental Law; and
      (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated or occupied by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.
          All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower will provide the Lenders with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(e), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Lenders; provided that, in any event, the Borrower shall deliver to the Administrative Agent all material notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA.
          (f) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders of its Indebtedness (or any trustee, agent or other representative therefor) pursuant to the terms of the documentation governing such Indebtedness.
          (g) Debt Rating. Promptly upon, and in any event within five Business Days after, an Authorized Representative of the Borrower obtains knowledge of any change by Moody’s or S&P in any Debt Rating, notice of such change.
          (h) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or Lender may reasonably request in writing.
          8.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, after reasonable notice during regular business hours and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request.
          8.03 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance on all its property in at least such amounts and against at least such risks and with such deductibles or self-insured retentions as is consistent and in accordance with industry practice.
          8.04 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents used in its business; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets, mergers or other transactions by or among the Borrower or any of its Subsidiaries in accordance with Section 9.02, (ii) the withdrawal by the Borrower or any of the Subsidiaries of its qualification as a foreign corporation or the failure to qualify as a foreign corporation in any jurisdiction which would not in any way materially and adversely affect the Lenders, and where such withdrawals, failures or amendments, as the case may be, have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (iii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses, trademarks, copyrights and patents that the Borrower reasonably determines are not useful to or needed in its or their business, as the case may be.
          8.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          8.06 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Environmental Laws applicable to the Borrower and its Subsidiaries (and the respective businesses conducted by them) and the ownership or use of any Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, and will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith). Furthermore, neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned or operated or occupied by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property. Notwithstanding anything to the contrary contained above, the covenant contained above in this Section 8.06 shall only be violated if the aggregate effect of all failures and noncompliances with respect to the matters described above in this Section 8.06 has had, or could reasonably be expected to have, a Material Adverse Effect.
          8.07 ERISA. As soon as possible and, in any event, within 30 days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent, and the Administrative Agent shall promptly forward to each Lender, a certificate of an Authorized Representative of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Subsidiary, the ERISA Affiliate, the PBGC, or a Plan or Multiemployer Plan participant, or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred; (ii) that an accumulated funding deficiency has been incurred or an application is likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan and/or a Multiemployer Plan; (iii) that a Plan and/or Multiemployer Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (iv) that a Plan and/or a Multiemployer Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the

Code; (v) that proceedings are likely to be or have been instituted or notice has been given to terminate or appoint a trustee to administer a Plan and/or a Multiemployer Plan; (vi) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan if material in amount; (vii) that the Borrower, any of its Subsidiaries or any ERISA Affiliate will or is reasonably expected to incur any liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan and/or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan and/or Multiemployer Plan under Section 401(a)(29) of the Code which could reasonably be expected to have a Material Adverse Effect; or that the Borrower or any Subsidiary is reasonably expected to incur any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) which liability, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Upon request, the Borrower will deliver to each of the Lenders a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of such annual reports and any material notices received by the Borrower or any of its Subsidiaries or any ERISA Affiliate with respect to any Plan and/or Multiemployer Plan and/or Foreign Pension Plan shall be delivered to the Lenders no later than 30 days after the date such report has been requested or such notice has been received by the Borrower, such Subsidiary or such ERISA Affiliate, as applicable. The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Affect.
          8.08 End of Fiscal Years; Fiscal Quarters. The Borrower shall cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on the Saturday closest to December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on the date which is sixteen weeks after the last day of the previous fiscal year, twenty-eight weeks after the last day of the previous fiscal year, forty weeks after the last day of the previous fiscal year, or fifty-two weeks after the last day of the previous fiscal year.
          8.09 Payment of Taxes. The Borrower will pay and discharge, or cause to be paid and discharged, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis and prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

          8.10 Additional Subsidiary Guarantors. The Borrower agrees to cause each of its Wholly-Owned Domestic Subsidiaries that are acquired or created after the Effective Date to promptly (and in any event within 20 Business Days of such acquisition or creation) execute and deliver a counterpart of (or, if requested by the Administrative Agent, an assumption agreement or a Joinder Agreement in respect of) the Subsidiaries Guaranty.
          8.11 Use of Proceeds. The Borrower or any one or more of its Subsidiaries will use the proceeds of the Term Loans only as provided in Section 7.08.
          SECTION 9. Negative Covenants. The Borrower covenants and agrees that on and after the Effective Date and until the Total Term Loan Commitment have terminated and the Term Loans, and Term Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.03 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          9.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, filing, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
      (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles in the United States (or the equivalent thereof in any country in which a Foreign Subsidiary is doing business, as applicable);
      (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrowers’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
      (iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule V, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;
      (iv) easements, rights-of-way, restrictions (including zoning restrictions), encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case whether now or hereafter in existence, not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
      (v) Liens arising from the rights of lessors under operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
      (vi) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 10.08;
      (vii) statutory and common law landlords’ liens (or contractual landlords’ liens which are limited solely to the leased premises which are the subject of such contract and fixtures thereon) under leases or subleases to which the Borrower or any of its Subsidiaries is a party;
      (viii) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;
      (ix) Liens (other than any Lien imposed by ERISA) incurred in the ordinary course of business of the Borrower or any of its Subsidiaries in connection with workers’ compensation, unemployment insurance and other social security legislation;
      (x) Liens (x) to secure the performance by the Borrower or any of its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) and securing liability for premiums to insurance carriers or (y) to secure the performance by the Borrower or any of its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices;
      (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods; and
      (xii) Liens not otherwise permitted pursuant to this Section 9.01 which secure obligations otherwise permitted under this Agreement not exceeding, when added to the aggregate principal amount of unsecured Permitted Subsidiary Indebtedness at any time outstanding, $75,000,000 in aggregate principal amount at any time outstanding and which apply to property and/or assets with an aggregate fair market value (as determined in good faith by an Authorized Representative of the Borrower or the Board of Directors of the Borrower) not to exceed at any time $90,000,000.
          9.02 Consolidations, Mergers, Sales of Assets and Acquisitions. (a) The Borrower will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person, provided that the Borrower and its Subsidiaries may consolidate or merge with or into other Persons so long as (i) both before and immediately after giving effect thereto, no Specified Default or Event of Default shall have occurred and be continuing, (ii) in the case of any consolidation or merger involving the Borrower, the Borrower is the corporation surviving such consolidation or merger and (iii) in the case of any consolidation or merger involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving Person unless the respective Subsidiary Guarantor is consolidating with or merging into the Borrower (in which case the Borrower will be the survivor thereof).
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 9.02(b) as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), provided that (A) such Dispositions shall be permitted if (i) such Disposition is in an arm’s length transaction and the Borrower or its respective Subsidiary receives at least fair market value therefor (as determined in good faith by an Authorized Representative of the Borrower or the Board of Directors of the Borrower) and (ii) the fair market value of the assets sold, conveyed, assigned, leased, abandoned or otherwise transferred or disposed of pursuant to any Disposition or Dispositions (as determined in good faith by an Authorized Representative of the Borrower or the Board of Directors of the Borrower), when added to the fair market value of the assets sold, conveyed, assigned, leased, abandoned or otherwise transferred or disposed of pursuant to all such other Disposition or Dispositions previously consummated after the Effective Date (as determined in good faith by an Authorized Representative of the Borrower or the Board of Directors of the Borrower), does not constitute more than 20% of the consolidated assets of the Borrower and its Subsidiaries as of the time of such Disposition (after giving effect thereto) and (B) the Borrower may make Dispositions to Subsidiary Guarantors and any Subsidiary Guarantor may make Dispositions to the Borrower or any other Subsidiary Guarantor.
          (c) The Borrower will not, and will not permit any of its Subsidiaries to, consummate any Significant Acquisition unless (i) no Specified Default or Event of Default then exists or would result therefrom and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate (together with reasonably detailed calculations) demonstrating compliance with the covenants contained in Sections 9.07 and 9.08, for the period (each, a “Calculation Period”) of four consecutive fiscal quarters (taken as one accounting period) most recently ended for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.01(a) or (b), as the case may be, prior to the date of such Significant Acquisition, on a pro forma basis as if the respective Significant Acquisition (as well as all other Dispositions and Acquisitions of Equity Interests/Assets theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if such Significant Acquisition (as well as all other Dispositions and Acquisitions of Equity Interests/Assets theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period.
          9.03 Dissolution, etc. The Borrower will not, and will not permit any of its Subsidiaries to, dissolve or liquidate, either in whole or in part, except (i) to the extent permitted by Section 9.02(a) and (ii) inactive Subsidiaries of the Borrower (i.e., Subsidiaries of the Borrower that do not conduct business other than that related solely to its existence and governance) may be dissolved or liquidated from time to time so long as (x) no Specified Default or Event of Default then exists or would result therefrom and (y) the Borrower determines that such dissolution or liquidation is not adverse to the interests of the Lenders.
          9.04 Restricted Payments. The Borrower shall not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its shareholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its shareholders, partners or members (or the equivalent Persons thereof) as the case may be, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower if, in any case referred to above, any Specified Default or any Event of Default has occurred, is continuing or would result therefrom.
          9.05 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except for (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, (ii) Permitted Borrower Indebtedness, (iii) Permitted Subsidiary Indebtedness, (iv) Permitted Subsidiary Guarantee Obligations, (v) Indebtedness under the Existing Revolving Credit Agreement and (vi) Scheduled Existing Indebtedness to the extent the same is listed on Schedule VI, together with, in the case of this clause (vi), any refinancings or renewals thereof, in each case so long as no additional obligors or guarantors, or additional security, is provided in connection with the respective renewal or refinancing and so long as the principal amount is not increased as a result thereof.
          9.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to a transaction with any Affiliate of the Borrower or any other Subsidiary of the Borrower, except for transactions between (i) the Borrower and any Subsidiary Guarantor, (ii) any Subsidiary Guarantor and any other Subsidiary Guarantor or (iii) the Borrower or any Subsidiary of the Borrower on one hand and any Affiliate of the Borrower and/or any other Subsidiary of the Borrower on the other hand, so long as all such transactions referred to in this clause (iii) are entered into in good faith in the ordinary course of business consistent with past practice and on terms no less favorable to the Borrower or such Subsidiary of the Borrower than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person.
          9.07 Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time to be greater than 3.25:1.00.

          9.08 Minimum Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio on the last day of any fiscal quarter of the Borrower to be less than 4.50:1.00.
          9.09 Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than substantially the same lines of business in which they are engaged on the Effective Date and reasonable extensions thereof and other businesses that are complimentary or reasonably related thereto.
          9.10 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (x) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (y) make loans or advances to the Borrower or any of its Subsidiaries or (z) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) in the case of the foregoing clauses (y) (solely to the extent such encumbrance or restriction only applies to loans or advances made by any such Subsidiary of the Borrower to other Subsidiaries of the Borrower, and not loans and advances to be made by any such Subsidiary to the Borrower) and (z) of this Section 9.10, other Indebtedness permitted pursuant to Section 9.05, (iv) holders of Permitted Liens may restrict the transfer of any assets subject thereto, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or of any Subsidiary of the Borrower, and (vi) customary provisions restricting assignment of any licensing agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.
          9.11 Limitation on Issuance of Capital Stock. (a) The Borrower will not issue (i) any Preferred Stock other than (x) Qualified Preferred Stock or (y) Disqualified Preferred Stock so long as, on the date of any an issuance of Disqualified Preferred Stock, (I) no Specified Default or Event of Default then exists or would result therefrom and (II) the Borrower is in compliance with the covenants contained in Sections 9.07 and 9.08 for the most recently ended Calculation Period, on a pro forma basis as if the respective issuance of Disqualified Preferred Stock (as well as all other issuances of Disqualified Preferred Stock theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period or (ii) any redeemable common stock other than common stock that is redeemable at the sole option of the Borrower.
          (b) The Borrower shall not permit any of its Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except for issuances of non-redeemable common equity interests issued (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law, and (iv) by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

          SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):
          10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Term Loan or any Term Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Term Loan or Term Note, or any Fees or any other amounts owing hereunder or thereunder; or
          10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          10.03 Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(d)(i), 8.08, 8.10 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any Lender; or
          10.04 Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace or cure, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) the Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (after giving effect to any grace or cure period, but determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or (iii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid (other than (x) by a regularly scheduled required prepayment or (y) as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default)), prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, is at least $25,000,000; or
          10.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days after service of summons, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
          10.06 ERISA. (a) Any Plan and/or Multiemployer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan and/or Multiemployer Plan shall have had or is likely to have a trustee appointed to administer such Plan and/or Multiemployer Plan pursuant to Section 4042 of ERISA, any Plan and/or Multiemployer Plan shall have been or is reasonably expected to be terminated or to be the subject of termination proceedings under Section 4042 of ERISA, any Plan and/or Multiemployer Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan, Multiemployer Plan and/or Foreign Pension Plan has not been timely made, the Borrower or any of its respective Subsidiaries or any ERISA Affiliate have incurred or is reasonably expected to incur a liability to or on account of a Plan and/or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code, or the Borrower or any of its respective Subsidiaries have incurred or are reasonably expected to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; (c) and in each case in clauses (a) and (b) above, such lien, security interest or liability, individually, or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or
          10.07 Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (unless such Subsidiary Guarantor is no longer a Subsidiary by virtue of liquidation, sale, merger or consolidation permitted by Section 9.02 or Section 9.03), or any Subsidiary Guarantor (or Person acting by or on behalf of such Subsidiary Guarantor) shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty, or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty beyond any grace or cure period (if any) provided therefor; or
          10.08 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its respective Subsidiaries involving in the aggregate for the Borrower and its respective Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments exceeds $25,000,000; or
          10.09 Change of Control. A Change of Control shall occur;
          then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent, any Lender or the holder of any Term Note to enforce its claims any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result of which would occur upon the giving of such written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Term Loan Commitment terminated, whereupon the Term Loan Commitment of each Lender shall forthwith terminate immediately and any Facility Fees and other Fees shall forthwith become due and payable without any other notice of any kind and (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Term Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.
          SECTION 11. Definitions and Accounting Terms.
          11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acquired Business” shall mean each of (x) Target S and all of its Subsidiaries and (y) Target H and all of its Subsidiaries.
          “Acquired Credit Party” shall mean each of (i) Target S and each of its Wholly-Owned Domestic Subsidiaries and (ii) Target H and each of its Wholly-Owned Domestic Subsidiaries.
          “Acquisition” shall mean each of the Target S Acquisition and the Target H Acquisition.
          “Acquisition Documents” shall mean and include each of (i) the Target H Acquisition Agreement, (ii) the Target S Acquisition Agreement, and (iii) any other material document or agreement executed or delivered in connection therewith, in each case as in effect and in form and substance last distributed to the Administrative Agent prior to the Effective Date, and as same may be amended, modified or supplemented thereafter in accordance with hereof and thereof.
          “Acquisition of Equity Interests/Assets” shall mean the acquisition of all or any portion of the assets or all or any portion of the Equity Interests of any Person.

          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
          “Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Borrowers shall include any Person that directly or indirectly owns more than 5% of any class of the Equity Interests of the Borrower and any officer or director of the Borrower or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, no Agent or Lender shall be deemed to constitute an Affiliate of the Borrower or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.
          “Agents” shall mean, collectively, the Administrative Agent, the Lead Arranger, the Syndication Agent and the Co-Documentation Agents.
          “Aggregate Consideration” shall mean, with respect to any Acquisition of Equity Interests/Assets, the sum (without duplication) of (i) the fair market value of the common stock of the Borrower (based on (x) the closing and/or trading price of the common stock of the Borrower on the date of such Acquisition of Equity Interests/Assets on the stock exchange on which the common stock of the Borrower is listed or the automated quotation system on which the common stock is quoted, or (y) if the common stock of the Borrower is not listed on an exchange or quoted on a quotation system, the bid and asked prices of the common stock in the over-the-counter market at the close of trading or (z) if the common stock of the Borrower is not so listed, based on a good faith determination of an Authorized Representative of the Borrower or the Board of Directors of the Borrower) issued as consideration in connection with such Acquisition of Equity Interests/Assets, (ii) the aggregate amount of all cash paid by the Borrower or any of its Subsidiaries in connection with such Acquisition of Equity Interests/Assets (including payments of fees and costs and expenses in connection therewith), (iii) the aggregate principal amount of all Indebtedness assumed, incurred and/or issued in connection with such Acquisition of Equity Interests/Assets to the extent permitted by Section 9.05, (iv) the aggregate amount that could reasonably be expected to be paid (based on good faith projections prepared by an Authorized Representative of the Borrower or the Board of Directors of the Borrower) pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustment) for such Acquisition of Equity Interests/Assets and (v) the fair market value (based on good faith projections prepared by an Authorized Representative of the Borrower or the Board of Directors of the Borrower) of all other consideration payable in connection with such Acquisition of Equity Interests/Assets.
          “Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated, amended and restated, extended, renewed or replaced from time to time.

          “Applicable Margin” shall initially mean at any time, (a) for the period commencing on the Effective Date through and including the date of delivery of a certificate in accordance with the first sentence of the following paragraph for the fiscal quarter of Borrower ended on July 12, 2008, a percentage per annum equal to, as to (i) any Base Rate Loans, 0.00%, and (b) any Eurodollar Loans, 1.00%, and (b) at all times thereafter, a percentage per annum equal to those set forth below opposite the Leverage Ratio achieved for the prior four full consecutive fiscal quarters of the Borrower. From and after each day of delivery of any certificate in accordance with the first sentence of the following paragraph for any fiscal quarter or fiscal year, as the case may be, of the Borrower ending after the Effective Date, indicating a different margin than that described in the immediately preceding sentence (each, a “Start Date”), to and including the applicable End Date described below, the Applicable Margins, shall (subject to any adjustment pursuant to the immediately succeeding paragraph) be those set forth below opposite the Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

	Applicable Margin for	Applicable Margin for
	Term Loans maintained	Term Loans maintained
Leverage Ratio	as Base Rate Loans	as Eurodollar Loans
Equal to or less than 0.50:1.00	0.00%	0.875%
Greater than 0.50:1.00 but less than or equal to 1.00:1.00	0.00%	1.00%
Greater than 1.00:1.00 but less than or equal to 1.50:1.00	0.25%	1.25%
Greater than 1.50:1.00 but less than or equal to 1.75:1.00	0.50%	1.50%
Greater than 1.75:1.00 but less than or equal to 2.25:1.00	0.875%	1.875%
Greater than 2.25:1.00 but less than or equal to 2.75:1.00	1.125%	2.125%
Greater than 2.75:1.00	1.375%	2.375%
          The Leverage Ratio shall be determined based on the delivery of a certificate of the Borrower by an Authorized Representative of the Borrower to the Administrative Agent and the Lenders, within 45 days of the last day of any fiscal quarter of the Borrower (or 90 days in the case of the last fiscal quarter of any fiscal year of the Borrower), which certificate shall set forth the calculation of the Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Applicable Margins which, in each case, shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences). The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent and (y) the date which is 45 days (or 90 days in the case of the last fiscal quarter of any fiscal year of the Borrower) following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent (and thus commencing a new Start Date), the Applicable Margins shall be those set forth in the table above determined as if the Leverage Ratio were greater than 2.75:1.00 (such Applicable Margins as so determined, being collectively referred to herein as the “Highest Applicable Margins”), until such time as the relevant certificate has been delivered. Notwithstanding anything to the contrary contained above in this definition, the Applicable Margins shall be the Highest Applicable Margins (subject to further adjustment to the extent provided in Section 1.08(c)) at all times during which there shall exist any Default or Event of Default.
          “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).
          “Attributable Debt” shall mean as of the date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to generally accepted accounting principles at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with generally accepted accounting principles.
          “Authorized Representative” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent; (ii) delivering financial information and officer’s certificates or making financial determinations pursuant to this Agreement, any financial officer of the respective Credit Party and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the respective Credit Party.
          “Bankruptcy Code” shall have the meaning provided in Section 10.05.
          “Base Rate” shall mean the higher of (x) the Prime Lending Rate and (y) 1/2 of 1% in excess of the overnight Federal Funds Rate.

          “Base Rate Loan” shall mean each Term Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrowing” shall mean the incurrence of one Type of Term Loan by the Borrower from all of the Lenders on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.
          “Borrowing Date” shall mean each of the Initial Borrowing Date and the Delayed-Draw Borrowing Date, individually, and “Borrowing Dates” shall mean each of them, collectively.
          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.
          “Calculation Period” shall have the meaning provided in Section 9.02.
          “Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
          “Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.
          “Change of Control” shall mean (i) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act, as in effect on the Initial Borrowing Date) (other than the Permitted Holders) is or shall (A) be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 30% or more on a fully diluted basis of the voting and/or economic interest in the Borrower’s capital stock or other Equity Interests or (B) have obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and to any subsequent provision of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “Co-Documentation Agents” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.
          “Commitment Termination Date” means the earliest to occur of (i) the first Business Day which is at least 15 days after the consummation of the second and final Acquisition, (ii) the first Business Day which is at least 90 days after the Initial Borrowing Date, (iii) September 30, 2008, unless the Initial Borrowing Date shall have occurred on or before such date; (iv) the Delayed-Draw Borrowing Date (after giving effect to the incurrence of Term Loans on such date); and (v) the date on which Borrower shall have terminated the unused Total Term Loan Commitment in accordance with Section 2.02(a).
          “Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period, before interest expense and provision for taxes based on income that were included and arriving at Consolidated Net Income for such period and without giving effect to (x) any extraordinary gains or losses, (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business and (z) any interest expense or provision for taxes based on income of any non-Subsidiary VIE.
          “Consolidated EBITDA” shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period, but without giving effect to any such amortization or depreciation of any non-Subsidiary VIE.
          “Consolidated Indebtedness” shall mean, as at any date of determination and without duplication, (i) the aggregate stated balance sheet amount of all Indebtedness (but including in any event the then outstanding principal amount of all Term Loans and all Capitalized Lease Obligations) of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with generally accepted accounting principles, (ii) the aggregate outstanding amount of all Attributable Debt of the Borrower and its Subsidiaries at such time, and (iii) the aggregate amount of all Indebtedness of the Borrower determined in accordance with clause (ix) of the definition thereof; provided that (x) Indebtedness outstanding pursuant to trade payables and accrued expenses incurred in the ordinary course of business shall be excluded in determining Consolidated Indebtedness, (y) the items described in clauses (ii) and (iii) above shall be included notwithstanding any contrary treatment required by generally accepted accounting principles and (z) the Indebtedness and Attributable Debt of any non-Subsidiary VIE shall be excluded.
          “Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period.
          “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries (which term shall include, without limitation and on a pro forma basis reasonably satisfactory to the Administrative Agent, any Person which was acquired pursuant to an Acquisition consummated after the beginning of such period) for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (x) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period and (y) the product of (i) all dividends actually paid, whether paid in cash or in any other consideration during such period with respect to any Disqualified Preferred Stock, multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower, expressed as a decimal; provided that there shall be excluded from Consolidated Interest Expense (a) the amortization of any deferred financing costs to the extent same would otherwise have been included therein and (b) any interest expense and any interest factor of any Capitalized Lease Obligations of any non-Subsidiary VIE and any such dividends paid by any non-Subsidiary VIE.
          “Consolidated Net Income” shall mean, for any period, the net after tax income of the Borrower and its Subsidiaries (which shall include, without limitation and on a pro forma basis reasonably satisfactory to the Administrative Agent, any Person which was acquired pursuant to an Acquisition consummated after the beginning of such period) determined on a consolidated basis; provided that in determining Consolidated Net Income (i) the net income of any Person that is not a Subsidiary of the Borrower or that is accounted for by the equity method of accounting shall be included only to the extent of the payment of dividends or disbursements by such Person to the Borrower of a Wholly-Owned Subsidiary of the Borrower during such period, (ii) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of dividends and disbursements by that Subsidiary of net income is not at the date of determination permitted by operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders and (iii) the net income of any Person acquired by the Borrower or any of its Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security thereof, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection or product warranties extended, in each case, in the ordinary course of business and (y) the guarantee by the Borrower of any operating lease of any Subsidiary of the Borrower. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director if such director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or is recommended by a committee of the Board of Directors a majority of which is composed of the then Continuing Directors.
          “Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Term Note and the Subsidiaries Guaranty, and, after the execution and delivery thereof, each additional guaranty, assumption agreement and Joinder Agreement executed pursuant to Section 6.06 and 8.10.
          “Credit Event” shall mean each of (a) the making of the Term Loans comprising the Initial Borrowing on the Initial Borrowing Date and (b) the making of the Term Loans comprising the Delayed Borrowing on the Delayed-Draw Borrowing Date.
          “Credit Party” shall mean the Borrower, each Acquired Credit Party and each Subsidiary Guarantor.
          “DB” shall mean DBNY and DBSI.
          “DBNY” shall mean Deutsche Bank AG New York Branch, in its individual capacity.
          “DBSI” shall mean Deutsche Bank Securities Inc., in its individual capacity.
          “Debt Rating” shall mean, on any date, each of the Borrower’s senior unsecured long-term Indebtedness rating and/or senior implied corporate rating (as available), in each case, as most recently publicly announced by Moody’s and S&P.

          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Delayed Borrowing” shall mean Borrower’s second incurrence of original Term Loans pursuant to Section 1.01.
          “Delayed-Draw Borrowing Date” shall mean the date of incurrence of the Delayed Borrowing.
          “Disposition” shall have the meaning provided in Section 9.02.
          “Disqualified Preferred Stock” shall mean, collectively, (i) all Preferred Stock of the Borrower other than Qualified Preferred Stock and (ii) all Preferred Stock of any Subsidiary of the Borrower (other than such Preferred Stock held by the Borrower or a Wholly-Owned Subsidiary thereof).
          “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
          “Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is incorporated under the laws of the United States, any State or territory thereof or the District of Columbia.
          “Effective Date” shall have the meaning provided in Section 13.10.
          “Eligible Transferee” shall mean and include a commercial bank, a financial institution, any fund that regularly invests in bank loans or other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding the Borrower and its Subsidiaries.
          “End Date” shall have the meaning assigned that term in the definition of “Applicable Margins”, contained herein.
          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
          “Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its respective Subsidiaries, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “Equity Interest” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or any Subsidiary of the Borrower being or having been a general partner of such person.
          “Eurodollar Loan” shall mean each Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
          “Eurodollar Rate” shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the New York interbank Eurodollar market by DBNY for U.S. dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of DBNY for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the Interest Determination Date for such Interest Period divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          “Event of Default” shall have the meaning provided in Section 10.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Existing Revolving Credit Agreement” shall mean that certain Credit Agreement, dated as of October 24, 2003, and amended and restated as of October 29, 2004, and further amended and restated as of June 6, 2006 and further amended by the First Amendment and Waiver Agreement, dated as of October 5, 2007, among Flowers Foods, Inc., the lenders party thereto (the “Existing Lenders”), Bank of America, N.A., Harris N.A. and Cooperatieve Centrale Raiffeisen-Boerenleen Bank, B.A., “Rabobank International”, New York Branch, as co-documentation agents, Suntrust Bank, as syndication agent, and Deutsche Bank AG New York Branch, as administrative agent.
          “Facility Fee” shall have the meaning provided in Section 2.01(a).
          “Federal Funds Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to or referred to in Section 2.01.
          “FIN 46” means FASB Interpretation No. 46.
          “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
          “Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.
          “Guaranteed Obligations” shall mean the “Guaranteed Obligations” under, and as defined in, the Subsidiaries Guaranty.
          “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing any level of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.
          “Highest Applicable Margins” shall have the meaning assigned that term in the definition of “Applicable Margin” contained herein.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, Other Hedging Agreement or under any similar type of agreement, (viii) all Attributable Debt of such Person and (ix) the greater of the aggregate liquidation value or the maximum fixed repurchase price of all Disqualified Preferred Stock, provided that, notwithstanding the foregoing, Indebtedness outstanding pursuant to trade payables and accrued expenses incurred in the ordinary course of business shall be excluded in determining Indebtedness.
          “Indebtedness to be Refinanced” shall mean, with respect to any Acquisition, that Indebtedness of the Acquired Business being acquired in such Acquisition which the Borrower shall have determined will be repaid substantially contemporaneously with the consummation of such Acquisition.
          “Initial Borrowing” shall mean the Borrower’s first incurrence of Term Loans pursuant to Section 1.01.
          “Initial Borrowing Date” shall mean the date of incurrence of the Initial Borrowing.
          “Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.
          “Interest Period” shall have the meaning provided in Section 1.09.

          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
          “Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit K (appropriately completed).
          “Lead Arranger” shall mean DBSI, in its capacity as Sole Lead Arranger and Bookrunner.
          “Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
          “Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 1.13 or 13.04(b).
          “Lender Default” shall mean (i) the refusal (which has not been retracted before the time at which such Lender was required to make its funds available to the Administrative Agent in accordance with the terms of this Agreement) or the failure of a Lender to make available its portion of any Borrowing or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 1.01.
          “Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period last ended on or prior to such date.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
          “Margin Regulations” shall mean Regulation T, Regulation U and Regulation X.
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Adverse Effect” shall mean (i) a material adverse effect on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document or (y) on the ability of the Credit Parties taken as a whole to perform their obligations to the Administrative Agent or the Lenders under this Agreement or any other Credit Document.
          “Maturity Date” shall mean the date that is five years from the Initial Borrowing Date.

          “Minimum Borrowing Amount” shall mean $500,000.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate and each such plan for the five year period immediately following the latest date on which the Borrower, any Subsidiaries of the Borrower or any ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.
          “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
          “Notice of Borrowing” shall have the meaning provided in Section 1.03.
          “Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.
          “Notice Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005-2858, Attention: Ming K. Chu (telecopier: (212) 797-4344) or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Obligations” shall mean all amounts owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.
          “Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.
          “Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, Fifth Floor, Jersey City, New Jersey 07302, Attn: Joe Cusmai, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Term Loan Commitment of such Lender at such time and the denominator of which is the Total Term Loan Commitment at such time, provided that if the Percentage of any Lender is to be determined after the Total Term Loan Commitment has been terminated, then the Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.
          “Permitted Borrower Indebtedness” shall mean any Indebtedness incurred by the Borrower after the Effective Date, so long as (i) both before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) based on calculations made by an Authorized Representative of the Borrower, the Borrower and its Subsidiaries shall be in compliance with the financial covenant contained in Section 9.07, both immediately before and after giving effect to each incurrence of such Indebtedness and (iii) such Indebtedness (and any guarantees thereof) shall rank pari passu or junior to the Obligations hereunder and the Guaranteed Obligations.
          “Permitted Holders” shall mean the descendants of William H. Flowers, Sr. and members of their immediate families.
          “Permitted Liens” shall have the meaning provided in Section 9.01.
          “Permitted Subsidiary Guarantee Obligations” shall mean any guarantee by a Subsidiary Guarantor of Permitted Borrower Indebtedness.
          “Permitted Subsidiary Indebtedness” shall mean any Indebtedness incurred by any Subsidiary of the Borrower after the Effective Date (other than (x) the Guaranteed Obligations and (y) Permitted Subsidiary Guarantee Obligations), so long as (i) both before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) based on calculations made by an Authorized Representative of the Borrower, the Borrower and its Subsidiaries shall be in compliance with the financial covenant contained in Section 9.07, both immediately before and after giving effect to each incurrence of such Indebtedness, (iii) such Indebtedness (and any guarantees thereof) shall rank pari passu or junior to the Obligations hereunder and the Guaranteed Obligations under (and as defined in) the Subsidiaries Guaranty, as the case may be, (iv) the aggregate principal amount of all Permitted Subsidiary Indebtedness incurred by Foreign Subsidiaries of the Borrower shall not exceed at any time $1,000,000 and (v) the sum of (A) the aggregate principal amount of all Permitted Subsidiary Indebtedness plus (B) the aggregate principal amount of all Indebtedness (other than Permitted Subsidiary Indebtedness) secured by Liens permitted pursuant to Section 9.01(xii), shall not exceed at any time $75,000,000.
          “Person” shall mean any individual, partnership, joint venture, firm, limited liability company, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed or had an obligation to contribute to such plan.
          “Preferred Stock” as applied to the capital stock of any Person, means capital stock of such Person of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person.

          “Prime Lending Rate” shall mean the rate which DBNY announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DBNY may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
          “Qualified Preferred Stock” means any Preferred Stock of the Borrower, the express terms of which shall provide that dividends thereon shall not be required to be paid in cash at any time that such cash payment would be prohibited by the terms of this Agreement or result in a Default or Event of Default hereunder, and in either case which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including an event which would constitute a Change of Control), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of an event which would constitute a Change of Control), in whole or in part, on or prior to the first anniversary of the Maturity Date.
          “Quarterly Payment Date” shall mean the last Business Day of each of March, June, September and December, occurring after the Effective Date.
          “RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Register” shall have the meaning provided in Section 13.17.
          “Reimbursement Draw” shall mean either the making of the Term Loans comprising the Initial Borrowing or the Term Loans comprising the Delayed Borrowing, in any case where the proceeds thereof shall be used only to reimburse the Borrower or any one or more of its Subsidiaries for all or a portion of the amount of the Term Loan Financing Costs and the Total Acquisition Costs of an Acquisition which was consummated before such drawing is made and which the Borrower or any one or more of its Subsidiaries funded with the proceeds of Revolving Loans (as defined in the Existing Revolving Credit Agreement) or its own cash on-hand.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Replaced Lender” shall have the meaning provided in Section 1.13.
          “Replacement Lender” shall have the meaning provided in Section 1.13.
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .22,         .23, .25, .27, or .28 of PBGC Regulation Section 4043.
          “Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding Term Loan Commitments (or after the termination thereof, outstanding Term Loans) represent greater than 50% of the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the then total outstanding Term Loans of Non-Defaulting Lenders at such time).
          “Returns” shall have the meaning provided in Section 7.09.
          “S&P” shall mean Standard & Poor’s Rating Services.
          “Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.
          “Scheduled Existing Indebtedness” shall have the meaning provided in Section 7.19.
          “SEC” shall have the meaning provided in Section 8.01(f).
          “Section 3.04(b)(ii) Certificate” shall have the meaning provided in Section 3.04(b)(ii).
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Significant Acquisition” shall mean any Acquisition of Equity Interests/Assets by the Borrower or any of its Subsidiaries involving an Aggregate Consideration of $200,000,000 or more.
          “Specified Default” shall mean (x) any Default under Section 10.01 or 10.05 or (y) any Default under Section 10.03(ii) occurring as a result of the failure by the Borrower to deliver the financial statements within the time period required by Sections 8.01(a) or (b) (together with, in each case, the accompanying certification required by Section 8.01(c)).
          “Start Date” shall have the meaning assigned that term in the definition of “Applicable Margin” contained herein.

          “Subsidiaries Guaranty” shall have the meaning provided in Section 5.06.
          “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time. From and after the consummation of each of the Target S Acquisition and the Target H Acquisition, each of Target S and Target H, together with their respective Subsidiaries, as applicable, shall be deemed Subsidiaries of the Borrower hereunder.
          “Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower and, each Acquired Credit Party.
          “Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.
          “Target H” shall mean Holsum Bakery, Inc., an Arizona corporation, or Holsum Holdings, Inc., an Arizona corporation, which is a holding company holding all of the issued and outstanding stock of Holsum Bakery, Inc.
          “Target H Acquisition” shall mean the acquisition of all the capital stock of Target H by the Borrower.
          “Target H Acquisition Agreement” shall mean the Agreement and Plan of Merger dated as of June 23, 2008 among Flowers Foods, Inc., Peachtree Acquisition Co., LLC, Holsum Bakery, Inc., Lloyd Edward Eisele, Jr., and The Lloyd Edward Eisele, Jr. Revocable Trust, together with all schedules and exhibits thereto, as same may be amended, modified or supplemented from time to time in accordance with the requirements of this Agreement.
          “Target H Material Adverse Effect” shall mean a material adverse effect on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of Target H and its Subsidiaries taken as a whole.
          “Target S” shall mean Southern Bakeries, Inc., a Delaware corporation, or C&G Holdings Inc., a Delaware corporation, which is a holding company holding all of the issued and outstanding stock of Southern Bakeries, Inc.
          “Target S Acquisition” shall mean the acquisition of all the capital stock of Target S by the Borrower.
          “Target S Acquisition Agreement” shall mean the Stock Purchase Agreement dated as of June 25, 2008 among Flowers Foods, Inc., Flowers Baking Co. of Florida, LLC, C&G Holdings Inc., Donald P. Kelly Trust u/t/a dated August 22, 1994, Broadway Partners, LP, and KMK & Associates, LLC, together with all schedules and exhibits thereto, as same may be amended, modified or supplemented from time to time in accordance with the requirements of this Agreement.
          “Target S Material Adverse Effect” shall mean a material adverse effect on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of Target S and its Subsidiaries taken as a whole.
          “Tax Benefit” shall have the meaning set forth in Section 3.04(c).
          “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.
          “Term Loan” shall have the meaning provided in Section 1.01.
          “Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Commitment,” as same may be (x) reduced from time to time pursuant to Sections 2.02, 2.03 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).
          “Term Loan Financing Costs” shall mean the fees and expenses incurred by the Borrower or any of its subsidiaries in connection with the consummation of the Transaction.
          “Term Note” shall have the meaning provided in Section 1.05(a).
          “Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.
          “Total Acquisition Cost” shall mean, with respect to a given Acquisition, the sum of the cash purchase price for such Acquisition Indebtedness to be Refinanced in connection with such Acquisition, and the aggregate amount of fees and expenses incurred by the Company or its subsidiaries in connection with such Acquisition.
          “Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders.
          “Transaction” shall mean, collectively, (i) the consummation of the Acquisitions, (ii) the entering into of the Credit Documents on the Effective Date and (iii) the payment of all fees and expenses in connection with the foregoing.

          “Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          “Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated benefits under the Plan as of the close of its most recent plan year each exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.
          “United States” and “U.S.” shall each mean the United States of America.
          “VIE” shall mean SNL Distribution Inc., an Alabama corporation, and its successors and assigns to the extent each shall constitute a variable interest entity as contemplated in FIN 46.
          “Wholly-Owned Domestic Subsidiary” of any Person shall mean each Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time.
          “Withholding Taxes” shall have the meaning provided in Section 3.04(a).
          SECTION 12. The Administrative Agent.
          12.01 Appointment. The Lenders hereby irrevocably designate and appoint DBNY as Administrative Agent to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Term Note by the acceptance of such Term Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.
          12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Term Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          (b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
          12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Term Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Term Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
          12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Term Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative

           Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
          12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (or any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          12.07 The Agent in its Individual Capacity. With respect to its obligation to make Term Loans, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Term Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          12.08 Holders. The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Term Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Note or of any Term Note or Term Notes issued in exchange therefor.

          12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.
          12.10 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary of any Credit Party, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

          SECTION 13. Miscellaneous.
          13.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, each of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders) in each case promptly following receipt of a reasonably detailed invoice therefor; (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, affiliates, trustees, investment advisors and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
          13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of all Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower, at the Borrower’s address specified opposite its signature below; if to any other Credit Party, at such Credit Party’s address set forth in the Subsidiaries Guaranty; if to any Lender, at its address specified on Schedule II ; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.
          13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all of the Lenders and, provided further, that although any

Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Term Loan Commitment hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Term Loan or Term Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Term Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment (or the available portion thereof) or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of their rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Term Loan Commitment and related outstanding Obligations hereunder (or, if the Term Loan Commitments have terminated, its outstanding Obligations) to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed and advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Term Loan Commitments and related outstanding Obligations hereunder (or, if the Term Loan Commitments have terminated, its outstanding Obligations) to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Term Loan Commitment and/or outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) at the request of the assignee Lender, and upon surrender of the relevant Term Notes or the provision of a customary lost note indemnification agreement from the assignor or assignee Lender, as the case may be, new Term Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Term Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Term Loan Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent and, at any time when no Default or Event of Default is in existence, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not to be unreasonably withheld, delayed or conditioned), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.17 hereof. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Term Loan Commitments and related assigned Obligations and shall cease to constitute a “Lender” hereunder (it being understood that, in the event that an assigning Lender assigns all of its Term Loan Commitments and related outstanding Obligations hereunder (or if the Term Loan Commitments have terminated, its outstanding Obligations), the indemnification provisions under this Agreement (including, without limitation, Section 1.10, 1.11, 3.04, 13.01 and 13.06) shall, in any event, survive as to such assigning Lender). At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 3.04(b)(ii) Certificate) described in Section 3.04(b). To the extent that an assignment of all or any portion of a Lender’s Term Loan Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11 or 3.04 greater than those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such greater increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Term Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of either the Borrower or the Administrative Agent), any Lender which is a fund may pledge all or any portion of its Term Notes or Term Loans to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
          13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.
          13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Term Loans, Facility Fees or other Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders), provided that (i) except as otherwise specifically provided herein, all computations of the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.07 and 9.08, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements referred to in Section 7.05(a) and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.
          (b) All computations of interest on Eurodollar Loans and computations of Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. All computations of interest on Base Rate Loans shall be made on the basis of a year of 365/366 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.
          13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY TERM NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
          (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN

CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Borrower, each Lender and each Agent shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or by electronic mail in Adobe Corporation’s Portable Document Format (or PDF)) the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that same has been signed and mailed to it and (ii) the conditions contained in Section 4 and 5 (and, to the extent then applicable Section 6) are met to the reasonable satisfaction of the Administrative Agent and the Required Lenders. Unless the Administrative Agent has received actual notice from the Required Lenders that the conditions contained in Section 4 and 5 (and, to the extent then applicable Section 6) have not been met to its reasonable satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 4 and 5 (and, to the extent then applicable, Section 6)). The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.
          13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto and the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of following clause (i)), (i) extend the final scheduled maturity of any Term Loan or Term Note, or reduce the rate or extend the time of payment of interest or Fees (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), or reduce the principal amount thereof, (ii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit under this Agreement of the type which afford the protections to such additional extensions of credit provided to the Term Loan Commitments on the Effective Date), (iii) reduce the percentage specified in the definition of Required Lenders (it being understood and agreed that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments are included on the Effective Date) or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (x) increase the Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood and agreed that waivers or modifications of conditions precedent, covenants (including, without limitation, by means of modifications to the financial definitions or modifications in the method of calculation of any financial covenants), Defaults or Events of Default or of a mandatory reduction in the Total Term Loan Commitments shall not constitute an increase of the Term Loan Commitment of any Lender, and that an increase in the available portion of any Term Loan Commitment of any Lender shall not constitute an increase in the Term Loan Commitment of such Lender), or (y) without the consent of each Agent affected thereby, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent.
          (b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Term Loan Commitment in accordance with Section 3.01(b), provided that, unless the Term Loan Commitments which are terminated, and Term Loans which are repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Term Loan Commitments and/or outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Term Loan Commitment or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
          13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.04, 12.06, 13.01, and 13.06 shall, subject to Section 13.15 (to the extent applicable) survive the execution, delivery and termination of this Agreement and the Term Notes and the making and repayment of the Term Loans.
          13.14 Domicile of Loans. Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11 or 3.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
          13.15 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 1.10, 1.11 or 3.04 of this Agreement, unless a Lender gives notice to the Borrower that they are obligated to pay an amount under any such Section within 180 days after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.10, 1.11 or 3.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrowers that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11 or 3.04, as the case may be. This Section 13.15 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11 and 3.04.
          13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its officers, directors, employees, auditors, agents, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Borrower to the Lenders in writing as confidential, provided that any Lender may disclose any such information (i) as has become generally available to the public, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit

Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Term Notes or Term Loan Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.
          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates my share with such Lender any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.
          13.17 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.17, to maintain a register (the “Register”) on which it will record the Term Loan Commitments from time to time of each of the Lenders, the Term Loans made by each of the Lenders and each repayment in respect of the principal amount of the Term Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans. With respect to any Lender, the transfer of the Term Loan Commitments of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Term Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Term Loan Commitments and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Term Loan Commitments and Term Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Term Loan Commitments and Term Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Term Note (if any) evidencing such Term Loan, and thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17.
          13.18 Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Act.
* * *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
Address:

1919 Flowers Circle	FLOWERS FOODS, INC.
Thomasville, GA 31757

Telephone: (229) 226-9110	By:	/s/ R. Steve Kinsey

Facsimile: (229) 225-3808		Name:	R. Steve Kinsey
Attention: Secretary and General		Title:	Executive Vice President and
Counsel			Chief Financial Officer

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Administrative Agent
By:	/s/ Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Vice President

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

BANK OF AMERICA, N.A., Individually as a Lender and as Co-Documentation Agent
By:	/s/ David L. Catherall
	Name:	David L. Catherall
	Title:	Senior Vice President

SUNTRUST BANK, Individually as a Lender and as Syndication Agent
By:	/s/ Michael Veem
	Name:	Michael Veem
	Title:	Vice President

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEEN BANK, B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, Individually as a Lender and as Co-Documentation Agent
By:	/s/ Theodore W. Cox
	Name:	Theodore W. Cox
	Title:	Executive Director

By:	/s/ Rebecca Morrow
	Name:	Rebecca Morrow
	Title:	Executive Director

BRANCH BANKING & TRUST COMPANY, Individually as a Lender and as Co-Documentation Agent
By:	/s/ Brantley Echols
	Name:	Brantley Echols
	Title:	Senior Vice President

SIGNATURE PAGE TO THE CREDIT
AGREEMENT, DATED AS OF AUGUST 1,
2008, AMONG FLOWERS FOODS, INC., THE
LENDERS PARTY HERETO FROM TIME TO
TIME AND DEUTSCHE BANK AG NEW
YORK BRANCH, AS ADMINISTRATIVE
AGENT

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA
By:	/s/ Curtis Flammini
	Name:	Curtis Flammini
	Title:	Vice President

SIGNATURE PAGE TO THE CREDIT
AGREEMENT, DATED AS OF AUGUST 1,
2008, AMONG FLOWERS FOODS, INC., THE
LENDERS PARTY HERETO FROM TIME TO
TIME AND DEUTSCHE BANK AG NEW
YORK BRANCH, AS ADMINISTRATIVE
AGENT

LENDER: THE NORTHERN TRUST COMPANY
By:	/s/ John C. Canty
	Name:	John C. Canty
	Title:	Senior Vice President

SIGNATURE PAGE TO THE CREDIT
AGREEMENT, DATED AS OF AUGUST 1,
2008, AMONG FLOWERS FOODS, INC., THE
LENDERS PARTY HERETO FROM TIME TO
TIME AND DEUTSCHE BANK AG NEW
YORK BRANCH, AS ADMINISTRATIVE
AGENT

U.S. AGBANK, FCB
By:	/s/ Greg E. Somerhalder
	Name:	Greg E. Somerhalder
	Title:	Vice President

SIGNATURE PAGE TO THE CREDIT
AGREEMENT, DATED AS OF AUGUST 1,
2008, AMONG FLOWERS FOODS, INC., THE
LENDERS PARTY HERETO FROM TIME TO
TIME AND DEUTSCHE BANK AG NEW
YORK BRANCH, AS ADMINISTRATIVE
AGENT

AGFIRST FARM CREDIT BANK
By:	/s/ Bruce B Fortner
	Name:	Bruce B Fortner
	Title:	Vice President